Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2024 SECOND QUARTER RESULTS

Double-Digit Sales Growth Leading to Margin Expansion; Positive Trajectory to Meet FY2024 Guidance

New York, New York, August 6, 2024, Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter and six months ended June 30, 2024.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	% Change	2024	2023	% Change
Net Sales	$342	$309	11%	$666	$621	7%
Gross Margin	64.5%	60.9%	+360 bps	63.5%	63.0%	+50 bps
Operating Income	$65	$55	18%	$133	$145	(9%)
Operating Margin	18.9%	17.8%	+110 bps	19.9%	23.4%	(350 bps)
Net Income attributable to IP	$37	$35	+5%	$78	$89	(13%)
Diluted EPS	$1.14	$1.09	+5%	$2.41	$2.77	(13%)

At comparable foreign currency exchange rates, net sales increased 11% from the second quarter of 2023. The average dollar/euro exchange rate for the second quarter of 2024 was 1.08 compared to 1.09 in the second quarter of 2023, while for both the first half of 2024 and 2023, the average dollar/euro exchange rate was 1.08, leading to a negative 0.4% foreign exchange impact for the second quarter and no impact for the first half.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums noted, “The robust fragrance environment, the strength of our legacy brands, rapid ramp-up of our new brands, effectiveness of our advertising and promotional activity, and our global distribution footprint resulted in record sales through the first half of the year despite a high base in the prior period.

“Our three largest markets, North America, Western Europe, and Asia/Pacific grew sales by 5%, 11% and 6%, respectively. Central and South America’s sales growth was exceptional at 26%, thanks in great part to Lacoste fragrance sales, while our sales in the Middle East and Africa rose by 8%. Sales in Eastern Europe declined in the first half of 2024 due to sourcing constraints associated with the ongoing conflict, but we are now seeing signs of improved sourcing in the region as the current second quarter is generally in-line with the prior year period.”

He continued, “Our newest brands, Roberto Cavalli and Lacoste, are acclimating well under our expertise and continue to perform above our expectations with sustained sell-in, similar to the first quarter.

“As mentioned in our sales release last month, we have a series of fragrance variations coming in the balance of 2024 for United States based operations, including GUESS Elements and Uomo Intenso, DKNY 24/7, and for Roberto Cavalli, a Just Cavalli brand extension, plus Sweet Ferocious, and the Wild Heart duo for men and women.

1

“For European based operations, we are debuting a new addition to the Moncler Les Sommets line called Ciel d’Hiver, a Lanvin Modern Princess extension, plus the international launch of Lacoste Original for men.

“As we announced last month, discussions have been underway since 2023 with a view to renewing the license agreement with Van Cleef & Arpels. The new agreement will strengthen the selective distribution of Van Cleef & Arpels fragrances worldwide. The license is to be renewed for an additional 9-year term, beginning January 1, 2025. We appreciate the continued partnership from the brand owner, Richemont, for entrusting us to continue to bring best-in-class Van Cleef & Arpels fragrances to consumers.

“We are proud of our half-year performance, particularly with consideration of the outstanding results in the prior year period. Our strategic approach to balancing launches and our advertising and promotional investments are paying off, and we anticipate further momentum in the back half of the year.”

“Looking further ahead into 2025, we are well into planning new scents for our Coach brand fragrances, GUESS Iconic for men, a new collection for MCM, new extensions of the legacy Lacoste scent, Montblanc Explorer, Jimmy Choo Man and I Want Choo lines, among many others.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Inter Parfums pointed out, “Consolidated gross margin expanded 360 bps to 64.5% and 50 bps to 63.5% in the second quarter and first half of 2024, respectively. For European based operations, gross margin expanded by 570 bps in the second quarter, and 80bps in the first half of 2024 driven by favorable segment, geographic and channel mix, as well as the one-time charge related to inventory reserves made in 2023. Excluding the inventory reserve, gross margins expanded by 250 bps in the second quarter, partially offsetting the unfavorable channel/mix observed in the first quarter.

“For United States based operations, gross margin declined modestly to 56.5% in the second quarter of 2024 as compared to 57.2% in the second quarter of 2023 due to a slightly unfavorable brand mix. However, year-to-date gross margin increased slightly to 57.5% in 2024 from 57.4% in the first half of 2023.”

Mr. Atwood continued, “SG&A expenses as a percentage of net sales were 45.6% and 43.6% for the second quarter and first half of 2024 as compared to 43.1% and 39.6% for the comparable periods in 2023. The increase was largely driven by higher levels of promotional and advertising expenditures in 2024, which represented 19.4% and 17.2% of net sales for the second quarter and first half of 2024, compared to 17.6% and 14.5% for the corresponding periods of the prior year.

“Once again, we are budgeting promotional and advertising expenditures to approximate 21% of net sales for the full year. Of note, in 2024, we began to amortize the cost of the Lacoste license which amounted to $3.2 million in SG&A expense during the first half of the year.

“In summary, these impacts resulted in operating margins aggregating 18.9% and 19.9% for the current three and six months periods, respectively, as compared to 17.8% and 23.4% for the corresponding periods of 2023.

“Below the operating line, first half net income was depressed by $1.5 million in other expenses versus a $2.8 million gain in other income in the last year’s first half. The main driver of this swing stems from the one-time realized gain of $3.1 million recognized in 2023 related to the sale of marketable securities compared to a $0.6 million unrealized loss in 2024. Despite this impact, we achieved record second quarter net income attributable to Inter Parfums of $37 million or $1.14 per diluted share.

“Working capital increased as a result of our efforts in building inventory and growth of our accounts receivables, largely explained by the launch of our two new licenses and the expansion of our business. We maintain a healthy financial position with $77 million in cash, cash equivalents and short-term investments, and working capital of $525 million.”

Reaffirms 2024 Guidance

Mr. Atwood concluded, “While the global fragrance market remains vibrant with positive trends leading to strong demand for our products, sell-in continues to grow more slowly than sell-out, and we are seeing continued challenges in Eastern Europe. Given this dynamic backdrop and despite our record second quarter sales and strong earnings, we are maintaining our 2024 guidance of net sales of $1.45 billion, resulting in earnings per diluted share of $5.15.”

Dividend

The Company’s regular quarterly cash dividend of $0.75 per share will be paid on September 30, 2024 to shareholders of record on September 13, 2024.

2

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, August 7, 2024.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2023 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

3

INTER PARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

ASSETS
	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$38,973	$88,462
Short-term investments	37,735	94,304
Accounts receivable, net	299,375	247,240
Inventories	433,716	371,859
Receivables, other	5,050	7,012
Other current assets	23,620	29,458
Income taxes receivable	18,919	691
Total current assets	857,388	839,026
Property, equipment and leasehold improvements, net	161,064	169,222
Right-of-use assets, net	25,858	28,613
Trademarks, licenses and other intangible assets, net	282,379	296,356
Deferred tax assets	16,849	14,545
Other assets	20,454	21,567
Total assets	$1,363,992	$1,369,329

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$18,494	$4,420
Current portion of long-term debt	28,743	29,587
Current portion of lease liabilities	5,949	5,951
Accounts payable – trade	108,509	97,409
Accrued expenses	145,129	178,880
Income taxes payable	25,612	8,498
Total current liabilities	332,436	324,745
Long–term debt, less current portion	108,482	127,897
Lease liabilities, less current portion	21,868	24,517

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,024,280 and 32,004,660 shares at June 30, 2024 and December 31, 2023, respectively	32	32
Additional paid-in capital	100,505	98,565
Retained earnings	724,268	693,848
Accumulated other comprehensive loss	(54,864)	(40,188)
Treasury stock, at cost, 9,981,665 and 9,981,665 shares at June 30, 2024 and December 31, 2023, respectively	(52,864)	(52,864)
Total Inter Parfums, Inc. shareholders’ equity	717,077	699,393
Noncontrolling interest	184,129	192,777
Total equity	901,206	892,170
Total liabilities and equity	$1,363,992	$1,369,329

4

INTER PARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net sales	$342,229	$309,244	$666,192	$620,967

Cost of sales	121,472	120,840	243,050	229,606

Gross margin	220,757	188,404	423,142	391,361

Selling, general and administrative expenses	155,929	133,383	290,341	246,061

Income from operations	64,828	55,021	132,801	145,300

Other expenses (income):
Interest expense	1,941	2,276	3,748	4,633
Loss (gain) on foreign currency	634	(746)	(270)	13
Interest and investment loss (income)	1,076	(1,977)	(1,944)	(7,359)
Other income	(74)	(7)	(37)	(48)

	3,577	(454)	1,497	(2,761)

Income before income taxes	61,251	55,475	131,304	148,061

Income taxes	14,653	12,957	31,403	34,635

Net income	46,598	42,518	99,901	113,426

Less: Net income attributable to the noncontrolling interest	9,775	7,566	22,030	24,406

Net income attributable to Inter Parfums, Inc.	$36,823	$34,952	$77,871	$89,020

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.15	$1.09	$2.43	$2.78
Diluted	$1.14	$1.09	$2.41	$2.77

Weighted average number of shares outstanding:
Basic	32,024	32,006	32,033	32,012
Diluted	32,266	32,162	32,266	32,161

Dividends declared per share	$0.75	$0.625	$1.50	$1.30

5